Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
EastGroup Properties, Inc.:



We consent to the use of our reports as follows, which are all incorporated herein by reference:

o Report dated March 8, 2006, except as to note 19, which is as of June 8, 2006, with respect to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005.

o Report dated March 8, 2006 with respect to financial statement schedule III as of December 31, 2005.

o Report dated March 8, 2006 with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005.


In addition, we consent to the reference to our firm under the heading "Experts" in the registration statement.

                                    KPMG LLP
Jackson, Mississippi
June 8, 2006